                         [COLLINS & AIKMAN LETTERHEAD]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE
FEBRUARY 20, 2003

CONTACT: J. MICHAEL STEPP                         ROBERT A. KRAUSE
         VICE CHAIRMAN  & CFO                     VICE PRESIDENT & TREASURER
         (248) 824-1520                           (248) 733-4355
         MIKE.STEPP@COLAIK.COM                    ROBERT.KRAUSE@COLAIK.COM


           COLLINS & AIKMAN ANNOUNCES RECORD FOURTH QUARTER SALES AND
                       SHARPLY IMPROVED OPERATING RESULTS

TROY, Mich. - Collins & Aikman Corporation (NYSE:CKC) today announced sharply improved fourth-quarter performance, reflecting the impact of acquisitions, strong internal sales growth, new product launches and increased operating efficiency. Collins & Aikman (C&A) also reported a 370 percent climb in operating income for full year 2002, an improvement that far outpaced the 113 percent sales growth the company achieved through acquisitions and internal growth.

"The management team and all our people around the world are coming together as one company," said Jerry Mosingo, C&A President and Chief Executive Officer. "We have made significant progress in integrating our team and consolidating our asset base, and we are starting to see the improvement in financial results."

"Excluding the restructuring and impairment charges, we are in the black," Mosingo said. "We generated positive earnings per common share of 12 cents during the fourth quarter."

The company reported record fourth-quarter sales of $963.2 million, up 100 percent from $482.1 million the year before, attributable primarily to the December 2001 TAC-Trim acquisition. On a comparable basis, sales for the quarter were up approximately $135 million or 16 percent due to additional content and increased volumes when compared with its 2001 pro forma sales for the quarter (after giving effect to acquisitions completed in 2001) of $828.0 million, far exceeding the North American auto build rate, which rose just 2 percent in the quarter.

For the fourth quarter of 2002, C&A had positive net income of $9.9 million, or 12 cents per common share before the impact of restructuring and impairment charges. This compared to a loss of $23.7 million or a loss of 48 cents per common share before restructuring and impairment charges in the year-ago quarter. The company had a total net loss of $3.1 million for the fourth quarter of 2002, or a loss of 4 cents per common share including the impact of restructuring and impairment charges, which compared to a loss of $35.6 million, or a loss of 72 cents per common share for the fourth quarter of 2001. Operating income for the fourth quarter improved to a profit of $36.0 million from a loss of $13.5 million in 2001. A reconciliation to the earnings per share calculations has been set forth on the attached EPS reconciliation schedule.

Restructuring and impairment charges in the fourth quarter totaled $14.1 million, versus $9.6 million in the same quarter of 2001. The fourth quarter 2002 restructuring charges were primarily related to the consolidation and closure of facilities in Europe, with production being relocated to lower cost facilities.

For the full year, C&A reported a 113 percent increase in 2002 sales to approximately $3.9 billion, compared to $1.8 billion in 2001 sales. The increase is due to the acquisitions completed during 2001 and increased vehicle sales levels. Sales for 2002, increased approximately $405 million, or approximately 12 percent, over the pro forma 2001 sales level (after giving effect to the 2001 acquisitions) of approximately $3.5 billion. By comparison, automotive production increased about 6 percent in North America. References to 2001 pro forma results are to the pro forma results giving effect to the acquisitions of TAC-Trim, Becker and Joan that are based on the company's previous filings with the SEC.

Operating income for 2002 rose 370 percent to $167.7 million, compared with operating income of $35.6 million in 2001. This improvement results from higher margins due to manufacturing efficiencies, new program launches and additional volume. Restructuring and impairment charges for 2002 totaled $56.9 million, compared with $18.8 million in 2001. The restructuring charges incurred during the full year 2002 were to consolidate and close plants in North America and Europe, relocate production to more efficient facilities and to eliminate the company's high-cost European headquarters and duplicative infrastructure with horizontal alignment of its key operations and functions.

"We achieved record sales levels throughout the year, our growth in operating income far outpaced our sales growth, and we have turned the corner on earnings," Mosingo added. "We have also taken steps to position ourselves for a major improvement in our European performance in 2003."

C&A reduced its net debt by $60.2 million (net debt includes utilization of its off-balance sheet accounts receivable facility) during 2002, despite absorbing higher interest costs related to acquisitions, cash restructuring payments, a royalty payment and over a 170 percent increase in capital expenditures for the year to provide for future growth.

C&A had $81.3 million of cash on hand at year-end, and available commitments under its senior credit and receivables facilities of more than $230 million at December 31, 2002.

EBITDA discussion

EBITDA before restructuring and impairment charges increased by 150 percent for the year and 414 percent for the fourth quarter. After giving effect to the acquisitions, fourth quarter 2002 EBITDA before restructuring and impairment charges increased approximately 50 percent to $82.3 million from the pro forma amount of $55.4 million. The company's EBITDA before restructuring and impairment charges, which is defined as operating income plus depreciation and amortization plus restructuring and impairment charges, was $82.3 million in the fourth quarter of 2002 versus $16.0 million in the same period of 2001. A reconciliation of our EBITDA before restructuring and impairment charges, a non-GAAP financial measure, to U.S. GAAP operating income (loss), our most comparable GAAP figure, is set out in the attached EBITDA reconciliation schedule. EBITDA (before or after restructuring and impairment charges) should not be construed as income from operations, net income (loss) or cash flow from operating activities as determined by generally accepted accounting principles. Pro forma EBITDA is calculated on a consistent basis with the above definition utilizing the pro forma methodologies in previously filed SEC filings.

Full Year 2002 business wins

"We won new programs in 2002 that will result in excess of $800 million in annual business. These wins demonstrate our customers' appreciation for the capabilities and competencies our company now offers. After a year of highly successful integration, we are doing a much better job of cross-selling our products and featuring many new technologies and product combinations," stated CEO Mosingo.

During the fourth quarter 2002, C&A was awarded the flooring, door panels and tailgate trim on an undisclosed 2006 model year small-car program. This award clearly demonstrates the cross-selling opportunities and synergies associated with the company's product line-up.

Collins & Aikman also made strides in its acoustics business during the fourth quarter. As a result of revised material/product combinations, and extensive NVH (noise, vibration and harshness) testing at C&A's state-of-the-art acoustic testing facility, C&A successfully landed additional content on several Ford Motor Company programs.

During the fourth quarter of 2002, the company received Toyota Motor Sales, U.S.A.'s Toyota Quality Alliance "Gold Award" in recognition of supplier excellence. Additionally, Collins & Aikman received Kia Motors America, Inc.'s "Most Valued Partner" Award.

Other recent events

On January 2, 2003, the company acquired Delphi Corp.'s plastic injection molding plant and related equipment in Logrono, Spain for 15 million Euros. This acquisition allows C&A to service the OEMs that produce vehicles in this growing, low-cost region and complements C&A's existing carpet and acoustics operation in Vitoria, Spain.

On January 21, 2003, Collins & Aikman acquired from Textron, Inc., the remaining 50 percent interest in the company's Italian automotive joint venture. The company paid $15 million for Textron's interest. This terminated a $28 million put option by Textron that was exercisable in December 2004. This acquisition allows the Italian operations to further implement the company's European strategy and provides a broader base to service C&A's global customers.

2003 Full Year Outlook

Our current year budget assumes that the 2003 North American light vehicle build will be approximately 16.3 to 16.5 million units, roughly flat with 2002. The company estimates that its net sales will be up approximately one to two percent to a $3.9 billion to $4.0 billion range. This improvement is expected as a result of new product launches partially offset by the changeover of a major car program with DaimlerChrysler occurring in the last half of 2003, and certain anticipated price give-backs. We expect operating income to be in the $285 million to $300 million range for 2003. This increase is expected primarily as a result of anticipated operating improvements in Europe and the benefits of restructuring actions taken during 2002. EBITDA levels (operating income plus depreciation and amortization) are expected to be in the $410 million to $425 million range. The company projects earnings per common share to be in the $0.52 to $0.62 range for 2003 (excluding any restructuring or impairment charges). Capital spending is expected to be in the $145 million to $165 million range for 2003. The company is evaluating certain actions that may result in non-cash charges related to the impairment of long-lived assets during 2003.

The company will hold a briefing with automotive institutional investors and security analysts, news media representatives and other interested parties at 1:00 p.m. EST today to discuss its fourth quarter and full year 2002 results, along with other matters. To participate by phone, please dial (973) 339-3086. The briefing will also be broadcast via an audio webcast, which may be accessed through our website at: www.collinsaikman.com/investor/confcalls.html. A slide presentation will also be available for viewing during the teleconference on the website.


Collins & Aikman Corporation is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, automotive fabric, plastic-based trim, and convertible top systems. The company's operations span the globe through 15 countries, more than 120 facilities and over 25,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at www.collinsaikman.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the company is a supplier, changes in the popularity of particular car models, labor disputes involving the company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the company and its subsidiaries, limitations imposed by the company's debt facilities, charges made in connection with the integration of operations acquired by the company, the implementation of the reorganization plan, risks associated with conducting business in foreign countries and other risks detailed from time-to-time in the company's Securities and Exchange Commission filings.

                                       ###

                          COLLINS & AIKMAN CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                       THREE MONTHS ENDED                         YEAR ENDED
                                                          DECEMBER 31,                           DECEMBER 31,
                                                ----------------------------------     ----------------------------------
                                                     2002               2001                2002               2001
                                                ----------------   ---------------     ----------------   ---------------
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)


Net sales                                             $ 963.2           $ 482.1            $ 3,885.8         $ 1,823.3

Cost of goods sold                                      835.4             439.8              3,367.7           1,604.5
                                                ----------------   ---------------     ----------------   ---------------
Gross profit                                            127.8              42.3                518.1             218.8

Selling, general and administrative
     expenses                                            77.7              46.2                293.5             164.4
Restructuring charges and
     impairment of long-lived assets                     14.1               9.6                 56.9              18.8
                                                ----------------   ---------------     ----------------   ---------------
Operating income (loss)                                  36.0             (13.5)               167.7              35.6

Net interest expense                                    (37.5)            (26.0)              (153.1)            (95.1)

Other expense, net                                       (5.0)             (2.1)               (48.4)             (8.8)
                                                ----------------   ---------------     ----------------   ---------------
Loss from continuing operations
   before income taxes                                   (6.5)            (41.6)               (33.8)            (68.3)

Income tax benefit (expense)                              3.4              11.0                (17.5)             18.6
                                                ----------------   ---------------     ----------------   ---------------
Loss from continuing operations                          (3.1)            (30.6)               (51.3)            (49.7)

Income from discontinued
     operations, net of income taxes                        -                 -                  9.5               8.8
Extraordinary loss on retirement of
     debt, net of income taxes                              -              (5.0)                  -               (5.3)
Cumulative effect of change in
     accounting principle, net of
     $0 income taxes                                        -                 -                (11.7)                -
                                                ----------------   ---------------     ----------------   ---------------
Net loss                                              $  (3.1)          $ (35.6)           $   (53.5)        $   (46.2)
Loss on redemption of subsidiary
     preferred stock                                        -                 -                (36.3)                -
                                                ----------------   ---------------     ----------------   ---------------
Net loss available to common
     Shareholders                                     $  (3.1)          $ (35.6)           $   (89.8)        $   (46.2)
                                                ================   ===============     ================   ===============

Diluted loss per share --
     continuing operations                            $ (0.04)          $ (0.62)           $   (1.15)        $   (1.28)
                                                ================   ===============     ================   ===============
Diluted loss per share - available
     to common shareholders                           $ (0.04)          $ (0.72)           $   (1.18)        $   (1.19)
                                                ================   ===============     ================   ===============

Diluted shares outstanding (avg.)                        83.6              49.6                 76.3              38.9
                                                ================   ===============     ================   ===============


                                COLLINS & AIKMAN
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31,            DECEMBER 31,
                                                                                      2002                    2001
                                                                              ---------------------   ---------------------
                                                                                  (UNAUDITED)
                                                                                              (IN MILLIONS)
                                   ASSETS

Current assets:
     Cash and equivalents                                                               $     81.3              $     73.9
     Accounts and other receivables, net                                                     373.0                   406.1
     Inventories                                                                             171.6                   132.6
     Other                                                                                   177.4                   131.9
                                                                              ---------------------   ---------------------
Total current assets                                                                         803.3                   744.5

Property, plant and equipment, net                                                           737.8                   612.6
Deferred tax assets                                                                          165.0                   136.5
Goodwill and other intangible assets, net                                                  1,350.8                 1,277.4
Other assets                                                                                 100.2                   216.9
                                                                              ---------------------   ---------------------
Total assets                                                                            $  3,157.1              $  2,987.9
                                                                              =====================   =====================


                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Short-term borrowings                                                              $     10.5              $     25.6
     Current maturities of long-term debt                                                     23.5                    19.9
     Accounts payable                                                                        580.5                   468.7
     Accrued expenses                                                                        314.9                   249.4
                                                                              ---------------------   ---------------------
Total current liabilities                                                                    929.4                   763.6

Long-term debt and lease obligations                                                       1,255.2                 1,282.6
Other, including pensions and post-retirement
     obligations                                                                             438.4                   402.5
Minority interest                                                                             12.7                    15.2
Mandatorily redeemable preferred stock of subsidiary                                         123.9                   149.3

Stockholders' equity                                                                         397.5                   374.7
                                                                              ---------------------   ---------------------
Total liabilities and stockholders' equity                                              $  3,157.1              $  2,987.9
                                                                              =====================   =====================


                                COLLINS & AIKMAN
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                 THREE MONTHS
                                                                     ENDED                          YEAR ENDED
                                                                  DECEMBER 31,                     DECEMBER 31,
                                                           ---------------------------     -----------------------------
                                                              2002           2001              2002            2001
                                                           ------------   ------------     -------------   -------------
                                                                                   (IN MILLIONS)
Operating activities
     Net loss                                                 $ (3.1)       $ (35.6)          $ (53.5)        $ (46.2)
     Depreciation and amortization                              32.2           19.9             117.0            81.8
     Changes in working capital                                 60.7          (13.6)             83.8           112.7
     Other                                                     (30.2)             -              41.7            (7.3)
                                                           ------------   ------------     -------------   ------------

Net cash flow provided by (used in) operating activities        59.6          (29.3)            189.0           141.0

Investing activities
     Capital expenditures                                      (46.7)         (16.9)           (147.9)          (54.5)
     Sales of property, plant and equipment                     13.6           48.6              13.8            88.1
     Acquisitions and investments in joint
          venture, net of cash acquired                         (4.1)        (589.7)            (52.3)         (760.9)
     Other                                                       0.8              -               0.8             3.5

Financing activities
     Net increase (decrease) in debt                           (18.9)         443.2             (46.6)          367.3
     Repayment of preferred stock                                  -              -            (100.0)              -
     Net proceeds (costs) from issuance of
           common stock                                         (0.2)         159.8             150.6           207.2
     Reissue of treasury stock, net                                -              -                 -            61.3
                                                           ------------   ------------     -------------   -------------

Increase in cash and equivalents                                 4.1           15.7               7.4            53.0

Cash and equivalents at beginning of period
                                                                77.2           58.2              73.9            20.9
                                                           ------------   ------------     -------------   -------------

Cash and equivalents at end of period                         $ 81.3        $  73.9           $  81.3         $  73.9
                                                           ============   ============     =============   =============

                                COLLINS & AIKMAN
                 SUPPLEMENTAL DATA - EPS RECONCILIATION SCHEDULE
                                   (unaudited)


                                                             THREE MONTHS ENDED                  YEAR ENDED
                                                                DECEMBER 31,                    DECEMBER 31,
                                                          --------------------------     ---------------------------
                                                             2002           2001            2002            2001
                                                          -----------    -----------     ------------    -----------
Diluted (loss) per share - available to common
     shareholders                                           $ (0.04)      $ (0.72)          $ (1.18)       $ (1.19)
Restructuring charges                                          0.05 (a)      0.03 (e)          0.35 (c)       0.22 (g)
Impairment of long-lived assets                                0.11 (b)      0.11 (f)          0.18 (d)       0.14 (h)
Non-cash charge to redeem preferred stock                         -             -              0.48 (i)          -
Discontinued operations                                           -             -             (0.12)(j)      (0.23)(k)
Extraordinary loss                                                -          0.10 (l)             -           0.14 (l)
Cumulative effect of change in acct. principle                    -             -              0.15 (m)         -
                                                          -----------    -----------     ------------    -----------

Adjusted diluted net earnings (loss) per share              $  0.12       $ (0.48)          $ (0.14)       $ (0.92)
                                                          ===========    ===========     ============    ===========

Diluted shares outstanding (in millions)                       83.6          49.6              76.3           38.9
                                                          ===========    ===========     ============    ===========



See notes appearing on page 11 of this release.

                                COLLINS & AIKMAN
               SUPPLEMENTAL DATA - EBITDA RECONCILIATION SCHEDULE
                                   (unaudited)


                                                             THREE MONTHS ENDED                  YEAR ENDED
                                                                DECEMBER 31,                    DECEMBER 31,
                                                          ---------------------------      ---------------------------
                                                            2002            2001              2002            2001
                                                          ----------      -----------      -----------     -----------
                                                                                  (IN MILLIONS)
Operating income (loss)                                     $ 36.0         $ (13.5)          $ 167.7         $  35.6

Depreciation and amortization                                 32.2            19.9             117.0            81.8
                                                          ----------      ----------       -----------     -----------
EBITDA after restructuring charges and
     impairment of long-lived assets                          68.2             6.4             284.7           117.4

Restructuring charges                                          4.8 (a)         2.8 (e)          38.9 (c)        11.5 (g)
Impairment of long-lived assets                                9.3 (b)         6.8 (f)          18.0 (d)         7.3 (h)
                                                          ----------      ----------       -----------     -----------
EBITDA before restructuring charges and
     impairment of long-lived assets                         $82.3         $  16.0           $ 341.6         $ 136.2

Non-recurring cash integration expenses                          -               -              15.9 (p)           -
Non-cash write-offs                                            1.6 (n)        11.2 (r)           9.1 (q)        11.2 (r)
Insurance proceeds - discontinued operations                     -               -              15.8 (j)           -
Adjustments for acquired EBITDA                                  -            26.7 (s)             -           212.0 (t)
Other adjustments                                              1.0 (o)         1.5 (u)           4.0 (o)         1.5 (u)
                                                          ----------      ----------       -----------     -----------
Bank EBITDA, as defined (v)                                 $ 84.9         $  55.4           $ 386.4         $ 360.9
                                                          ==========      ==========       ===========     ===========




See notes appearing on page 11 of this release.

Notes to Supplemental Data - EPS Reconciliation Schedule and Supplemental Data - EBITDA Reconciliation Schedule appearing on pages 9 and 10 of this release:

(a) During the fourth quarter of 2002, the company recorded $4.8 million in restructuring charges that will ultimately be settled in cash for costs related to plant closures in Sweden and the United Kingdom and certain corporate headcount reductions.
(b) During the fourth quarter of 2002, the company recorded $9.3 million in impairment of long-lived assets related to plant closures in Sweden and the United Kingdom.
(c) During the full year 2002, the company recorded $38.9 million in restructuring charges that will ultimately be settled in cash for costs related to plant closures in North America and Europe, including severance, lease costs and reductions of headcount at the Corporate and European headquarters.
(d) During the full year 2002, the company recorded $18.0 million in impairment of long-lived assets related to plant closures in North America and Europe.
(e) During the fourth quarter of 2001, the company recorded $2.8 million in restructuring charges that will ultimately be settled in cash related to the downsizing or closing of 3 facilities in North America and to reduce headcount in Mexican operations.
(f) During the fourth quarter of 2001, the company recorded $6.8 million in impairment of long-lived assets related to downsizing of 3 facilities in North America and the write-down of goodwill in the Netherlands.
(g) During the full year 2001, the company recorded $11.5 million in restructuring charges that will ultimately be settled in cash related to de-layering of management in North American, European and Specialty operations and the downsizing of facilities in North America.
(h) During the full year 2001, the company recorded $7.3 million in impairment of long-lived assets related to the closing and downsizing of facilities in North America and Europe.
(i) During June 2002, $100.0 million of proceeds from a 16 million-share common stock offering were used to repurchase Series A preferred stock at a price of 75% of its liquidation preference of $133.3 million. The redeemed Series A preferred stock had a carrying value of $63.7 million. In accordance with GAAP, the difference between the $63.7 million reduction in carrying value and the $100.0 million cash payment was excluded from net income and recorded directly to equity in the company's accumulated deficit account. Although this non-cash $36.3 million equity charge is excluded from net income, the charge is included in the computation of earnings/(loss) per share and is included in the net loss available to common shareholders.
(j) During the second quarter of 2002, the company received a payment on environmental claims related to discontinued operations of $15.8 million with $9.5 million recorded as income from discontinued operations, net of income taxes of $6.3 million.
(k) During 2001, the company received payments on environmental claims related to discontinued operations of $14.5 million with $8.8 million recorded as income from discontinued operations, net of income taxes of $5.7 million.
(l) During 2001, the company recognized extraordinary charges of $5.3 million consisting of a fourth quarter $5.0 million charge off of debt issue costs associated with the company's old credit facility, which was replaced by a new credit facility entered into in conjunction with the company's TAC-Trim acquisition and a first quarter $0.3 million charge for the repurchase of JPS Automotive Senior Notes at prices in excess of carrying values.
(m) During 2002, the company implemented SFAS 142 "Goodwill and Other Intangible Assets." In accordance with this statement, the company employed a discounted cash flow analysis in conducting its impairment tests and recorded an impairment loss of $11.7 million (with no tax impact) relating to the UK Plastics business.
(n) During the fourth quarter of 2002, the company incurred $1.6 million in costs related to fixed asset write-offs.
(o) Represents cash charges for fees paid to Heartland Industrial Partners, which are permissible add-backs to EBITDA under the company's Credit Agreement Facilities.
(p)  Represents non-recurring cash integration costs during 2002.
(q)  Represents 2002 non-cash asset write-offs.
(r) During the fourth quarter of 2001, the company incurred $2.5 million in acquisition related integration expenses and wrote-off $8.7 million in obsolete and unrecoverable assets primarily comprised of inventory.
(s) Represents stipulated fourth quarter 2001 EBITDA attributed to TAC-Trim operations prior to C&A's acquisition on December 21, 2001 in accordance with the company's Credit Agreement Facilities.
(t) Represents stipulated fourth quarter 2001 EBITDA attributed to TAC-Trim operations prior to C&A's acquisition on December 21, 2001 and acquired EBITDA in accordance with the company's Credit Agreement Facilities.
(u) Represents fourth quarter 2001 cash charges including fees paid to Heartland Industrial Partners, which are permissible add-backs to EBITDA under the company's Credit Agreement Facilities.
(v)  Bank EBITDA as defined by the company's Credit Agreement Facilities.